THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), entered into as of September 27, 2024 among Borr IHC Limited, an exempted company incorporated under the laws of Bermuda (the “Issuer”), and Borr Finance LLC, a Delaware limited liability company (“FinanceCo”), Borr Natt Inc., a Marshall Islands corporation, Borr West Africa Assets Inc. a Marshall Islands corporation and Prospector Rig 5 Contracting Company Limited, a Cayman Islands exempted company limited by shares with company registration number 339041 (together with FinanceCo, the “Co-Issuers” and, together with the Issuer, the “Issuers”), BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”) and Wilmington Trust (London) Limited, as security agent (the “Security Agent”). PREAMBLE WHEREAS, the Issuers, the Guarantors party thereto, the Trustee and the Security Agent entered into an Indenture, dated as of November 7, 2023 (the “Indenture”), relating to the Issuers’ 10.000% Senior Secured Notes due 2028 (the “2028 Notes”) and 10.375% Senior Secured Notes due 2030 (the “2030 Notes” and, together with the 2028 Notes, the “Notes”) and on such date, the Issuers issued $1,025,000,000 principal amount of 2028 and $515,000,000 principal amount of 2030 Notes; and WHEREAS, on March 12, 2024, the Issuers issued an additional $200,000,000 principal amount of 2028 Notes; and WHEREAS, on August 16, 2024, the Company issued an additional $155,696,000 principal amount of the 2028 Notes, reflecting $155,696,000 principal amount of original 2028 Notes minus $5,696,195 of deemed amortization payments in respect of May 15, 2024 amortization payment, resulting in $149,999,805 principal amount outstanding on the issue date of these additional 2028 Notes (such issuance, the “August 2028 Notes Issuance”); and WHEREAS, Section 9.01 of the Indenture provides that the Indenture may be amended by the parties hereto without notice to or the consent of any Noteholder to, among other things, (i) secure the Notes, add to the covenants of the Issuers or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers or any Guarantor; (ii) make any change that would provide any additional rights or benefits to the Holders of Notes or make any change that does not materially adversely affect the rights of any Noteholder; and (iii) grant any Lien for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes, in any property or assets, including any in which a Lien is required to be granted to or for the benefit of the Security Agent pursuant to the Indenture, any of the Security Documents, the Intercreditor Agreement or otherwise; and WHEREAS, in connection with the August 2028 Notes Issuance, the Issuers agreed to pledge Hull B 367, expected to be named “VALI” (the “Vali Rig”), and the pledge of the Vali Rig will require certain corresponding changes to be made to the Indenture in accordance with Section 9.01 of the Indenture, including removing the Vali Rig from the definition of “Excluded Rigs” in Section 1.01 of the Indenture; and PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND CONTAIN PERSONAL INFORMATION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”)

2 WHEREAS, the Issuers confirm that the execution and delivery hereof have been in all respects duly authorized and, pursuant to Section 9.01 of the Indenture, the Issuers, the Trustee and the Security Agent are authorized to execute and deliver this First Supplemental Indenture. AGREEMENT NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows: Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture. Section 2. The parties to this First Supplemental Indenture agree to amend the Indenture in accordance with this Section 2 with effect on and from the date hereof: (a) The definition of “Excluded Rigs” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows (for convenience of the reader, new text is shown in bold underline): ““Excluded Rigs” means: (1) Hull B 367, expected to be named “VALE”, which as of the date hereof is under construction pursuant to a construction agreement with Seatrium New Energy Limited (formerly known as Keppel FELS Limited), provided that from the time Hull B 367 is pledged to secure the Notes, it shall no longer constitute an Excluded Rig; (2) Hull B 368, expected to be named “VAR”, which as of the date hereof is under construction pursuant to a construction agreement with Seatrium New Energy Limited (formerly known as Keppel FELS Limited); and (3) any Vessel acquired by a Restricted Subsidiary, other than a Guarantor, after the Issue Date.” (b) Except as explicitly amended by this First Supplemental Indenture, the provisions of the Indenture shall continue unmodified and in full force and effect. Section 3. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. Section 12.10 of the Indenture shall be applicable in respect of this First Supplemental Indenture mutatis mutandis and, as such, it is incorporated herein by reference mutatis mutandis. Section 4. This First Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable

3 law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof. Section 5. This First Supplemental Indenture is an amendment to the Indenture, and the Indenture and this First Supplemental Indenture will henceforth be read together. Section 6. The recitals and statements herein are deemed to be those of the Issuers and not the Trustee or the Security Agent. Neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the recitals thereto. Section 7. All notices or other communications to the Issuers and the Guarantors shall be given as provided in Section 12.02 of the Indenture. [Signature Page Follows]

[Signature page to Supplemental Indenture] IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written. Borr IHC Limited By: Name: Title: Mi Hong Yoon Director [***] [***]

[Signature page to Supplemental Indenture] Borr Finance LLC By: Name: Title: Mi Hong Yoon Director

[Signature page to Supplemental Indenture] Borr Natt Inc. By: Name: Title: Mi Hong Yoon Director

[Signature page to Supplemental Indenture] Borr West Africa Assets Inc. By: Name: Title: Mi Hong Yoon Director

[Signature page to Supplemental Indenture] Prospector Rig 5 Contracting Company Limited By: Name: Title: Mi Hong Yoon Director

[***] [***]

[Signature page to Supplemental Indenture] WILMINGTON TRUST (LONDON) LIMITED, as Security Agent By: Name: Title: Daniel Wynne, Authorised Signatory[***] [***]